Exhibit 10.1

SPAC FOUNDERS STOCK LETTER

This SPAC Founders Stock Letter (this “Agreement”) is entered into as of March 30, 2026, by and among Crown Reserve Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), Carvix, Inc., a Delaware corporation (the “Company”), and Crown Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, concurrently with the execution and delivery of this Agreement, SPAC, CRAC Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPAC (“Merger Sub”), and the Company are entering into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of SPAC (the “Business Combination”);

WHEREAS, as of the date hereof, the Sponsor is the beneficial and record owner of 4,312,500 SPAC Founder Shares, representing all of the issued and outstanding SPAC Founder Shares;

WHEREAS, each of SPAC, the Company and the Sponsor has determined that it is in its best interests to enter into this Agreement;

WHEREAS, each of the Company and SPAC is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement; and

WHEREAS, following the date hereof, SPAC and the Company intend to jointly prepare and file with the SEC (as co-registrants) a registration statement on Form S-4 in connection with the matters set forth in Section 7.02(a) of the Business Combination Agreement (the “Registration Statement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date as the Business Combination Agreement shall be validly terminated in accordance with Article IX thereof, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“SPAC Securities” means, collectively, the SPAC Founder Shares and any shares of SPAC Common Stock issued upon conversion thereof, and any other equity securities of SPAC now owned or hereafter acquired by the Sponsor.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding (a) entry into this Agreement and the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby, and (b) transfers to Affiliates of the Sponsor who agree in writing to be bound by the terms of this Agreement.

2. Agreement to Retain SPAC Securities.

2.1 No Transfer of SPAC Securities. Until the Expiration Time, the Sponsor shall not (a) Transfer any SPAC Securities, (b) deposit any SPAC Securities into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to SPAC Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement), (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any SPAC Securities, or (d) publicly announce any intention to effect any transaction specified in clauses (a), (b) or (c); provided, that the Sponsor may Transfer any SPAC Securities to any Affiliate of the Sponsor if, and only if, Sponsor has obtained the Company’s prior written consent and such transferee evidences in a writing reasonably satisfactory to each of SPAC and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor.

2.2 Additional SPAC Securities. Until the Expiration Time, the Sponsor agrees that any SPAC Securities that the Sponsor purchases or otherwise acquires or with respect to which the Sponsor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by the Sponsor as of the date hereof.

2.3 Prohibited Transfers. Any Transfer or attempted Transfer of any SPAC Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Vote.

3.1 Voting Commitment. Until the Expiration Time, at the SPAC Shareholders’ Meeting or any other meeting of the shareholders of SPAC (or any postponement or adjournment thereof), or pursuant to any action by written consent of shareholders of SPAC, in each case at which any of the Required SPAC Proposals are submitted for approval, the Sponsor shall, and shall cause any permitted transferee of SPAC Securities to:

(a) appear at each such meeting or otherwise cause all SPAC Securities to be counted as present thereat for purposes of calculating a quorum;

(b) vote (or cause to be voted) all SPAC Securities (i) in favor of each of the Required SPAC Proposals, (ii) against any proposal in opposition to or in competition with the Business Combination Agreement or the Transactions, (iii) against any business combination agreement, merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Business Combination Agreement and the Transactions), and (iv) against any proposal, action or agreement that would or would reasonably be expected to (A) in any material respect, impede, frustrate, hinder, interfere with, prevent, or nullify the timely consummation of, or otherwise adversely affect, any of the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or Merger Sub under the Business Combination Agreement or (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled; and

(c) not commit or agree to take any action inconsistent with the foregoing.

3.2 No Inconsistent Agreements. The Sponsor shall not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to any SPAC Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the SPAC Securities that would prevent, materially restrict, materially limit or materially interfere with the performance of the Sponsor’s obligations hereunder or the consummation of the transactions contemplated hereby.

4. Waiver of Anti-Dilution Conversion Ratio Adjustment.

4.1 Waiver. The Sponsor hereby irrevocably and unconditionally waives, effective as of the Closing, any and all rights it has or will have under Section 17.3 of the Pre-Domestication Organizational Documents (or any successor or equivalent provision of the Post-Domestication Organizational Documents) to any adjustment to the initial conversion ratio applicable to the SPAC Founder Shares that may be triggered by, or that would otherwise result from, any of the following: (a) the Private Placements (including the PIPE Financing and the ELOC); (b) the Merger and/or the other Transactions contemplated by the Business Combination Agreement; (c) the issuance of SPAC Common Stock in connection with the Domestication; or (d) any other transaction or event contemplated by the Business Combination Agreement or any Ancillary Agreement. For the avoidance of doubt, each SPAC Founder Share shall convert into SPAC Common Stock on a one-for-one basis in connection with the Domestication and the Closing, without any upward adjustment to such conversion ratio.

4.2 Acknowledgment. The Sponsor acknowledges and agrees that (a) the waiver set forth in Section 4.1 is a material inducement to each of SPAC and the Company entering into the Business Combination Agreement, (b) the Company is entering into the Business Combination Agreement in express reliance on this waiver, and (c) this waiver is irrevocable and shall survive the Closing.

5. No Solicitation. From the date hereof until the Expiration Time, the Sponsor agrees to be bound by, and to comply with, the restrictions set forth in Section 7.01(d) of the Business Combination Agreement applicable to SPAC and Merger Sub with respect to any SPAC Alternative Transaction, as if the Sponsor were a party thereto. The Sponsor shall promptly (and in any event within twenty-four (24) hours) notify SPAC and the Company in writing if the Sponsor receives any inquiry, proposal or offer relating to a SPAC Alternative Transaction.

6. Closing Deliverables. At the Closing, the Sponsor shall execute and deliver:

(a) the Investor Rights Agreement, substantially in the form attached as Exhibit A to the Business Combination Agreement; and

(b) a lock-up agreement covering any shares of SPAC Common Stock acquired by the Sponsor in connection with the Transactions (including any Sponsor Earnout Shares and any shares acquired in the PIPE Financing), providing for a lock-up period expiring on the earlier of (i) six (6) months following the consummation of the PIPE Financing and (ii) eighteen (18) months following the Closing Date, in each case consistent with Section 8.01(h) of the Business Combination Agreement.

7. Additional Agreements.

7.1 Litigation. The Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action, in each case knowingly and voluntarily, with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Business Combination Agreement; provided, however, that nothing in this Section 7.1 shall prohibit the Sponsor from bringing or participating in any claim (i) for fraud, (ii) based on intentional misrepresentation, or (iii) that cannot be waived under applicable Law.

7.2 Consent to Disclosure. The Sponsor hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of the Sponsor’s identity and beneficial ownership of SPAC Securities and the nature of the Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. The Sponsor will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

7.3 Confidentiality. Until the Expiration Time, the Sponsor will and will cause its Affiliates to keep confidential and not disclose any non-public information relating to SPAC or the Company or any of their respective subsidiaries, including the terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except (i) to the extent that such information was, is or becomes generally available to the public other than as a result of a disclosure by the Sponsor in breach of this Section 7.3, (ii) to the extent available to the Sponsor on a non-confidential basis from a source not subject to a confidentiality obligation, or (iii) to the extent required to be disclosed by applicable Law or judicial or administrative process, provided that the Sponsor gives SPAC and the Company prompt prior written notice of such requirement to the extent practicable and not prohibited by Law.

8. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to SPAC and the Company as follows:

8.1 Due Authority. The Sponsor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Sponsor and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except as limited by applicable Remedies Exceptions.

8.2 Ownership of SPAC Securities. As of the date hereof, the Sponsor is the record and beneficial owner of 4,312,500 SPAC Founder Shares, free and clear of any and all Liens, options, rights of first refusal and limitations on the Sponsor’s voting rights, other than transfer restrictions under applicable securities laws or the SPAC Organizational Documents. The Sponsor has sole voting power (including the right to control such vote as contemplated herein), power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such SPAC Founder Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal and state securities laws and the terms of this Agreement.

8.3 No Conflict. The execution and delivery of this Agreement by the Sponsor do not, and the performance of this Agreement by the Sponsor will not, (a) conflict with or violate the organizational documents of the Sponsor, (b) conflict with or violate any Law applicable to the Sponsor or by which any of the Sponsor’s properties or assets are bound, or (c) result in any breach of or constitute a default under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Lien on any SPAC Securities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the Sponsor is a party or by which the Sponsor or any of its assets are bound.

8.4 No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Sponsor, threatened against the Sponsor that would, individually or in the aggregate, reasonably be expected to materially impair or adversely affect the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

8.5 Absence of Other Voting Agreements. Except for this Agreement and the Letter Agreement dated November 5, 2025 among SPAC, its officers, directors, and the Sponsor, the Sponsor has not entered into any voting agreement, voting trust, or any similar agreement, arrangement or understanding, and has not granted any proxy or power of attorney, with respect to the SPAC Securities that would be inconsistent with the obligations of the Sponsor under this Agreement.

9. General Provisions.

9.1 Termination. Except as expressly set forth herein, this Agreement shall terminate and be of no further force or effect upon the Expiration Time; provided, that (a) Section 9 shall survive any termination of this Agreement, and (b) termination of this Agreement shall not relieve any party of any liability for willful breach of this Agreement prior to such termination.

9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given in accordance with Section 10.01 of the Business Combination Agreement.

9.3 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each party hereto hereby waives to the fullest extent permitted by applicable Law any right to a trial by jury with respect to any litigation arising out of or relating to this Agreement or the transactions contemplated hereby. All legal proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery, or, if such court does not have jurisdiction, any federal court located in the State of Delaware.

9.4 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. Each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which such party is entitled at law or in equity.

9.5 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

9.6 Entire Agreement. This Agreement (together with the Business Combination Agreement and the other Transaction Documents) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

9.7 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

9.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Counterparts. This Agreement may be executed and delivered in one or more counterparts, including by facsimile, PDF or other electronic means, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10 Further Assurances. Each party shall execute and deliver such additional documents, instruments, conveyances and other writings and take such further acts and things as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CROWN RESERVE ACQUISITION CORP. I

By:	/s/ Prashant Patel
Name:	Prashant Patel
Title:	Chief Executive Officer

CARVIX, INC.

By:	/s/ Ramin Farahmand
Name:	Ramin Farahmand
Title:	Chief Executive Officer

CROWN ACQUISITION SPONSOR LLC

By:	/s/ Eric Sherb
Name:	Eric Sherb
Title:	Chief Executive Officer

[Signature page to SPAC Founders Stock Letter]